Exhibit 99.2

By Electronic Delivery to: Una.Hahn@nasdaq.com

September 1, 2020

Ms. Una Hahn Listing Analyst Listing Qualifications Nasdaq

Re:	The Peck Company Holdings, Inc. (the “Company”)- Nasdaq Symbol: PECK

Dear Ms. Hahn:

As you are aware we are counsel to the Company. On behalf of the Company we acknowledge receipt of your letter dated August 26, 2020 to Mr. Jeffrey Peck relating to the Company’s non-compliance with Nasdaq’s independent director and audit committee requirements as set forth in Listing Rule 5605 which was caused by the resignation on August 6, 2020 of Mr. Douglas Rose. The Company is a party to an Agreement and Plan of Merger (the “Merger Agreement”) with Sunworks, Inc. dated August 10, 2020 pursuant to which Peck Mercury, Inc., a wholly-owned subsidiary of the Company, will merge with and into Sunworks, Inc. (the “Merger”) resulting in Sunworks, Inc. being a wholly-owned subsidiary of the Company. The Merger Agreement provides that upon the closing of the Merger the Board of Directors of the Company will be expanded to seven members. The Company anticipates a majority of the directors of the Company at that time will be independent thereby curing the Company’s non-compliance referenced above. The Company anticipates the Merger will occur in Q4 2020. At that time the Company will submit the required Nasdaq documentation.

The Company will be filing a Form 8-K to disclose receipt of your letter and the Company’s response.

Please contact the undersigned if you have any questions.

Very truly yours,

/s/ H. Kenneth Merritt , Jr.
H. Kenneth Merritt, Jr.